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EXHIBIT 11.1

                             QUICKRESPONSE SERVICES, INC.
                          COMPUTATION OF EARNINGS PER SHARE
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)

                                    Three Months Ended    Nine Months Ended
                                       September 30,         September 30,
                                   --------------------  --------------------
                                      1996       1995       1996       1995
                                   ---------  ---------  ---------  ---------
PRIMARY SHARES
Weighted average common
 shares outstanding               8,365,393  8,252,035  8,335,330  8,210,907
Common equivalent shares
 outstanding                        253,510    285,934    251,515    279,070
                                   ---------  ---------  ---------  ---------
                                  8,618,903  8,537,469  8,586,845  8,489,977
                                   ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------

Net earnings                         $1,713     $1,294     $4,595     $3,424
                                   ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------

Earnings per common and
 common equivalent share              $0.20      $0.15      $0.54      $0.40
                                   ---------  ---------  ---------  ---------
                                   ---------  ---------  ---------  ---------



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